Exhibit 3.43

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.                         Name of Limited Liability Company: Adagio Capital LLC

2.                         The Certificate of Formation of the limited liability company is hereby amended as follows: “1. Name. The name of the limited liability company is Energy Plus Holdings LLC (the “Company’).”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 11th day of July, A.D. 2007.

By:	/s/ Frank E. Dietrick, Jr.
Authorized Person(s)

Name:	Frank E. Dietrick, Jr.
Print or Type

CERTIFICATE OF FORMATION

OF

ADAGIO CAPITAL LLC

This Certificate of Formation (this “Certificate”) is being executed as of the 9th day of May, 2007 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. ) §§ 18-101. et seq.

The undersigned, being duly authorized to execute and file this. Certificate does hereby certify as follows:

1.                Name. The name of the limited liability company is Adagio Capital LLC (the “Company”).

2.                Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 15 East North Street, Dover, DE 19901. The registered agent of the Company for service of process at such address is Capital Corporate Services, Inc.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

Frank E. Dietrick, Jr.
Frank E. Dietrick, Jr., Authorized Person